Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cottonwood Communities, Inc.:

We consent to the use of our report included in the registration statement on Amendment No. 1 to Form S-4 of Cottonwood Communities, Inc. of our report dated August 3, 2020, with respect to the consolidated balance sheets of Cottonwood Residential II, Inc. and subsidiaries as of December 31, 2019, and the related consolidated statements of operations, equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado
February 11, 2021